Exhibit h.1

AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

between

each of

VIRTUS ALTERNATIVE SOLUTIONS TRUST

VIRTUS ASSET TRUST

VIRTUS EQUITY TRUST

VIRTUS OPPORTUNITIES TRUST

VIRTUS RETIREMENT TRUST

and

VIRTUS FUND SERVICES, LLC

AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This AGREEMENT, effective the 20th day of September, 2018, is made by and between each of the undersigned entities (the series of which are hereinafter each referred to as the “Fund” and collectively referred to as the “Funds”), severally and not jointly, and VIRTUS FUND SERVICES, LLC (hereinafter referred to as the “Transfer Agent”). This Agreement supercedes any previous Transfer Agency and Service Agreement entered into between the above-referenced parties.

WITNESSETH:

Article 1.	Terms of Appointment; Duties of Transfer Agent

1.01         Subject to the terms and conditions set forth in this Agreement, the Funds hereby continue to employ Transfer Agent to act as, and Transfer Agent agrees to continue acting as, transfer agent for the authorized and issued shares of beneficial interest of each of the Funds (hereinafter collectively and singularly referred to as “Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each Fund (“Shareholders”) and as set out in the currently effective registration statement of the Fund (the prospectus and statement of additional information portions of such registration statement being referred to as the “Prospectus”), including, without limitation, any periodic investment plan or periodic withdrawal program.

1.02         Transfer Agent agrees that it will perform the following services pursuant to this Agreement:

(a)          In accordance with procedures established from time to time by agreement between the Funds and Transfer Agent, Transfer Agent shall:

(i)	Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the custodian appointed from time to time by the Trustees of the Funds (which entity or entities, as the case may be, shall be referred to as the “Custodian”);

(ii)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in each appropriate Shareholder account;

(iii)	Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

(iv)	In respect to the transactions in items (i), (ii) and (iii) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Funds who shall thereby be deemed to be acting on behalf of the Funds;

(v)	At the appropriate time as and when it receives monies paid to it by any Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(vi)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vii)	Prepare and transmit payments for dividends and distributions declared by each Fund, if any;

(viii)	Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and the applicable Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(ix)	Maintain records of account for and advise each Fund and its respective Shareholders as to the foregoing;

(x)	Record the issuance of Shares and maintain pursuant to Rule 17Ad-10(e) under the Exchange Act of 1934, a record of the total number of Shares which are authorized, issued and outstanding based upon data provided to it by each Fund. The Transfer Agent shall also provide on a regular basis to each Fund the total number of Shares which are authorized, issued and outstanding shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of each respective Fund; and

(xi)	Upon the request of a Fund, the Transfer Agent shall carry out certain information requests, analyses, and reporting services in support of the Funds’ obligations under rule 22c-2.

(b)          In addition to and not in lieu of the services set forth in the above paragraph (a), Transfer Agent shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including, but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, providing Shareholder addresses to the party mailing proxies, providing Shareholder addresses to the party mailing Shareholder reports and Prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and (ii) provide a system which will enable each Fund to monitor the total number of Shares sold in each State.

(c)          In addition, the Funds shall (i) identify to Transfer Agent in writing any transactions or assets that it is aware should be treated as exempt from blue sky reporting for each State, and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Transfer Agent for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds as provided above.

(d)          The Transfer Agent may at times perform only certain of the services in Article 1, in which case the applicable Fund(s) or its(their) agent(s) may perform the other services in Article 1 on behalf of the Fund(s). Procedures as to who shall provide the services in Article 1 may be established from time to time by agreement between the Funds and Transfer Agent per the attached service responsibility schedule, if any.

(e)          Each Fund hereby delegates to the Transfer Agent the implementation, administration and operation of the Fund’s anti-money laundering program, as such anti-money laundering program is adopted by the Fund and as amended from time to time (the “Program”) provided that such Program and any amendments are promptly provided to the Transfer Agent. The Fund hereby further authorizes the sub-delegation by the Transfer Agent of the implementation, administration and operation of certain aspects of the Fund’s Program to BNY Mellon Investment Servicing (US) Inc. (“BNYM”). The Transfer Agent further agrees that it will fully cooperate with the designated anti-money laundering compliance officer (the “AML Compliance Officer”) of the Fund in the discharge of its delegated duties hereunder. The Transfer Agent agrees to provide to the Fund, its AML Compliance Officer, internal or external auditors, regulatory authorities or the duly appointed agents of any of the foregoing (collectively, the “Interested Parties”) any and all necessary reports and information requested by the Fund or any of the Interested Parties, as the case may be, with respect to the Transfer Agent’s performance of its delegated duties under the Program.

In connection with the performance by the Transfer Agent of the above-delegated duties, the Transfer Agent understands and acknowledges that each Fund remains responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “Patriot Act”) and that the records the Transfer Agent maintains for the Fund relating to the Fund’s Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate the compliance of the Fund with the Patriot Act. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

(f)          The Transfer Agent shall provide additional services on behalf of the Funds (e.g., escheatment services) which may be agreed upon in writing between the Funds and the Transfer Agent.

(g)          The Transfer Agent may subcontract for the performance hereof with one or more sub-agents; provided, however, that Transfer Agent shall be as fully responsible to the Funds for the acts and omissions of any such subcontractor as it is for its own acts and omissions. In the alternative, the Funds may enter into agreements with one or more persons or entities, either jointly with the Transfer Agent or otherwise, for such persons or entities to provide certain services to each Fund which would otherwise be performed by the Transfer Agent pursuant to this Agreement (each such agreement, an “Outside Service Agreement”). In the event that the Funds enter into such an Outside Service Agreement, the Funds shall look to the counterparty directly for the performance of the contracted services (subject to any supervision responsibilities of the Transfer Agent hereunder) and shall also be responsible for the payment of applicable fees and expenses. In the event that the Funds obtain services otherwise required of the Transfer Agent hereunder pursuant to any such Outside Service Agreements, the Transfer Agent’s fees shall be adjusted in accordance with Article 2 hereof. However, as of the date hereof the parties agree that the Transfer Agent shall not be required to adjust its fees hereunder with respect to any Outside Service Agreements among the Trust, the Transfer Agent and BNYM. For the avoidance of doubt, any agreements into which the Transfer Agent enters on behalf of one or more Funds, pursuant to which the Transfer Agent agrees to make any applicable payments, shall not be considered an Outside Service Agreement hereunder.

Article 2.	Fees and Expenses

2.01         In consideration of the services provided by the Transfer Agent pursuant to this Agreement, each Fund agrees to pay Transfer Agent the fees set forth in Schedule A attached hereto and made a part hereof. Fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Funds and Transfer Agent. Nothing herein shall preclude the assignment of all or any portion of the foregoing fees and expense reimbursements to any sub-agent contracted by Transfer Agent.

2.02         In addition to the fee paid under Section 2.01 above, the Funds agree to reimburse Transfer Agent for out-of-pocket expenses or advances incurred by Transfer Agent for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the applicable Fund(s).

2.03         The Funds agree to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. The above fees will be charged against the applicable Fund’s(s’) custodian checking account five (5) days after the invoice is transmitted to the Fund(s). Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to Transfer Agent at least seven (7) days prior to the mailing date of such materials.

2.04         Except as otherwise set forth in Article 1 of this Agreement, in the event that the Funds obtain any of the services otherwise required of the Transfer Agent pursuant to this Agreement from another person or entity pursuant to an Outside Service Agreement, the Transfer Agent shall reduce its fees as listed on Schedule A to the extent of the fees (but not out-of-pocket expenses) paid by the Funds pursuant to the Outside Service Agreement for such services; provided, however, that prior to agreeing to such fees the Funds shall have obtained the agreement of the Transfer Agent that such fees are reasonable. The Funds are free to engage a service provider under an Outside Service Agreement without first obtaining the agreement of the Transfer Agent that such fees are reasonable, but in that event the parties hereto shall negotiate in good faith to determine the amount of the Transfer Agent’s fees to be waived.

Article 3.	Representations and Warranties of Transfer Agent

The Transfer Agent represents and warrants to the Funds that:

3.01         It is a limited liability company organized and existing and in good standing under the laws of the State of Delaware.

3.02         It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

3.03         All requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

3.04         It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.05         It is and shall continue to be a duly registered transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934.

Article 4.	Representations and Warranties of the Funds

Each Fund represents and warrants to Transfer Agent that:

4.01         All trust proceedings required to enter into and perform this Agreement have been undertaken and are in full force and effect.

4.02         It is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

4.03         A registration statement under the Securities Act of 1933 is currently effective for the Fund and such registration statement will remain effective during the term of this Agreement.

Article 5.	Data Access and Proprietary Information

5.01         The Funds acknowledge that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Funds by the Transfer Agent as part of the Funds’ ability to access certain Fund-related data (“Customer Data”) maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Funds agree to treat all Proprietary Information as proprietary to the Transfer Agent and further agree that they shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Fund agrees for itself and its employees and agents:

(a)	to access Customer Data solely from locations as may be designated in writing by the Transfer Agent and solely in accordance with the Transfer Agent’s applicable user documentation;

(b)	to refrain from copying or duplicating in any way the Proprietary Information;

(c)	to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)	to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(e)	that the Funds shall have access only to those authorized transactions agreed upon by the parties; and

(f)	to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

5.02         If the Fund(s) notifies(y) the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Funds agree to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. EXCEPT THOSE EXPRESSLY STATED HEREIN, THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.03         If the transactions available to the Funds include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a “COEFI”), then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

Article 6.	Indemnification

6.01         The Transfer Agent shall not be responsible for, and the Funds shall indemnify and hold Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)          All actions of Transfer Agent or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

(b)          The negligence, willful misconduct or lack of good faith by the Funds, and the breach of any representation or warranty of the Funds hereunder.

(c)          The reliance on or use by the Transfer Agent or its agents or subcontractors of information, records and documents which (i) are received by Transfer Agent or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Funds or any other person or firm on behalf of the Funds including but not limited to any previous transfer agent or registrar.

(d)          Without negligence, the reliance on, or the carrying out by Transfer Agent or its agents or subcontractors of any instructions or requests of the Funds.

(e)          The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, unless Transfer Agent is responsible for the failure to so register the Shares.

6.02         Transfer Agent shall indemnify and hold the Funds harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by Transfer Agent, or any sub-agent of Transfer Agent, as a result of Transfer Agent’s, or such sub-agent’s, negligence, willful misconduct or lack of good faith. Such indemnification shall not extend to any action or failure or omission to act by any sub-agent engaged by the Fund(s), as such party(ies) will have direct recourse to such sub-agent.

6.03         At any time the Transfer Agent may apply to any officer of the Funds for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by Transfer Agent under this Agreement, and Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Funds for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Funds, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Funds. Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

6.04         In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

6.05         Transfer Agent hereby expressly acknowledges that recourse against the Funds, if any, shall be subject to those limitations provided by governing law and the Agreement and/or Declaration of Trust of the Fund, as applicable, and agrees that obligations assumed by the Funds hereunder shall be limited in all cases to the Funds and their respective assets. Transfer Agent shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Funds on a personal basis, nor shall the Transfer Agent seek satisfaction of any obligations from the Trustees or any individual Trustee of the Funds on a personal basis.

Article 7.	Standard of Care

7.01         The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees.

Article 8.	Covenants

8.01         The Funds shall promptly furnish to Transfer Agent the following:

(a)          A certified copy of the resolution of their Trustees authorizing the appointment of Transfer Agent and the execution and delivery of this Agreement.

(b)          A copy of the Agreement and/or Declaration of Trust and By-Laws, and all amendments thereto, of each Fund.

8.02         The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Funds for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.03         The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the Rules thereunder, Transfer Agent agrees that all such records prepared or maintained by Transfer Agent relating to the services to be performed by Transfer Agent hereunder are the property of each respective Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to each respective Fund on and in accordance with its request.

8.04         The parties agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required to carry out the obligations of this Agreement and/or the purpose for which such information was shared, or otherwise as required by applicable law or regulation.

8.05         In case of any requests or demands for the inspection of the Shareholder records, Transfer Agent will endeavor to notify the affected Fund(s) and to secure instructions from an authorized officer of such Fund(s) as to such inspection. Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

8.06         The Transfer Agent agrees to cooperate with the Funds and will facilitate the filing by each Fund and/or its officers and auditors of any and all certifications or attestations as required by the Sarbanes-Oxley Act of 2002, including, without limitation, furnishing such sub-certifications from relevant officers of the Transfer Agent with respect to the services and recordkeeping performed by the Transfer Agent under the Agreement as the Funds shall reasonably request from time to time.

8.07         Upon request, the Transfer Agent agrees to provide its written policies and procedures pursuant to Rule 38a-1 under the 1940 Act to the Funds’ chief compliance officer for review and the Funds’ Board of Trustees for approval. The Transfer Agent further agrees to cooperate with the Funds in its review of such written policies and procedures, including without limitation furnishing such certifications and sub-certifications as the Funds shall reasonably request from time to time.

8.08         The Transfer Agent agrees that it shall promptly notify the Funds in the event that a “material compliance matter” (as such term is defined pursuant to Rule 38a-1 under the 1940 Act) arises with respect the services it provides under the Agreement.

8.09         The Transfer Agent shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of the Funds (as the terms “consumer” and “customer” are defined in Rule 3(g) and 3(i), respectively, of Regulation S-P of the Securities and Exchange Commission), other than to carry out the functions contemplated by this Agreement, and the Transfer Agent shall establish appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of any such nonpublic personal information.

8.10         The Transfer Agent represents and warrants that it shall, to the extent that the performance of this Agreement shall require the use of or access to “personal data” of “data subjects” in the European Union, comply with all applicable data protection laws and regulations, including without limitation the General Data Protection Regulation (Regulation (EU) 2016/579) (the “GDPR”) and applicable national implementing laws (collectively, the “Data Protection Legislation”) relating to the collection, processing and storage of personal data in connection with this Agreement. The terms “data processor”, “data subject” and “personal data” shall have the same meaning as in the Data Protection Legislation. Without limiting the foregoing, with respect to such personal data of such data subjects, the Transfer Agent agrees to: (i) not engage another data processor without prior authorization of the Fund(s); (ii) observe confidentiality in respect of such data and not disclose it to a third-party; (iii) implement appropriate technical and organizational measures in respect of such data to ensure a level of security appropriate to safeguard the transfer of any data; (iv) assist the Funds in the fulfilment of their obligations to respond to requests for exercising the data subject’s rights and ensuring compliance with the GDPR; (v) at the choice of the Fund(s), delete or return all personal data of the Fund(s) on the termination of this Agreement, unless otherwise required by applicable laws, rules or regulations; (vi) make available to the Funds all information that is commercially necessary to demonstrate compliance with the GDPR in respect of the Transfer Agent’s activities; and (vii) promptly inform the Funds if the Transfer Agent becomes aware of an actual or suspected personal data breach in respect of Fund personal data, and assist and cooperate with the Funds in mitigating any effects of such breach.

Article 9.	Termination

9.01         This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other. The parties mutually acknowledge that the termination of this Agreement by one, but not each Fund shall not effect a termination of this Agreement as to all other Funds which have not terminated the Agreement.

9.02         Should a Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the terminating Fund. Additionally, Transfer Agent reserves the right to charge any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) months’ fees to the terminating Fund.

Article 10.	Assignment

10.01         Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

10.02         This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

10.03         The Transfer Agent may, without the written consent of the Funds, assign this Agreement, provided that such assignment does not constitute an “assignment” as such term is defined by, and interpreted under, the 1940 Act.

Article 11.	Amendment

11.01         This Agreement may be amended or modified by a written amendment to the Agreement executed by the parties and authorized or approved by a resolution of the Trustees of each respective Fund.

Article 12.	Delaware Law to Apply

12.01         To the extent that state law is not preempted by any provision of United States law heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

Article 13.	Force Majeure

13.01         In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 14.	Consequential Damages

14.01         Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

Article 15.	Merger of Agreement

15.01         This Agreement, as may be amended from time to time, constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.02         This Agreement shall not be merged with or construed in conjunction with any other current or future agreement between the Funds and the Transfer Agent, each and all of which agreements shall at all times remain separate and distinct.

Article 16.	Limitations of Liability of the Trustees and Shareholders

16.01         It is expressly agreed that the obligations of the Funds hereunder shall not be binding upon any of their Trustees, Shareholders, nominees, officers, agents or employees personally, but bind only the property of the Funds, as provided in the Agreement and/or Declaration of Trust of each Fund. The execution and delivery of this Agreement have been authorized by the Trustees or the Shareholders of the Funds, and this Agreement has been signed by an authorized officer of the Funds, acting as such, and neither such authorization by such Trustees and Shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or be binding upon or impose any liability on any of them personally, but shall bind only the trust property of each Fund as provided in the respective Agreement and/or Declaration of Trust.

Article 17.         Counterparts

17.01         This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Article 18.         Separate Agreements

18.01         Although the parties have executed this Agreement in the form of a single Transfer Agency and Service Agreement for administrative convenience, each Fund has entered into this Agreement severally and not jointly. No rights, responsibilities or liabilities of any Fund shall be attributed to any other Fund. This Agreement shall be deemed to be a separate agreement with each Fund, and each reference herein to “Fund” shall be deemed to be a reference to each such Fund severally and not jointly. The term “Fund” is used collectively herein for the sake of convenience only and shall in no way be deemed to impose or create any joint duties, obligations or liabilities among the Funds.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf and through their duly authorized officers, as of the day and year first above written.

VIRTUS ALTERNATIVE SOLUTIONS TRUST
VIRTUS ASSET TRUST
VIRTUS EQUITY TRUST
VIRTUS OPPORTUNITIES TRUST
VIRTUS RETIREMENT TRUST
(collectively, the “Funds”)

By:	/s/ W. Patrick Bradley
Name: W. Patrick Bradley
Title: Executive Vice President, CFO & Treasurer

VIRTUS FUND SERVICES, LLC

By:	/s/ Heidi Griswold
Name: Heidi Griswold
Title:Vice President, Mutual Fund Services

Schedule A

Effective Date: September 2017

	Total Transfer Agent Fee	BNYM Portion of Total Fee
Direct Accounts	$9.20 per account per annum up to 130,000 accounts	$9.20 per account per annum up to 130,000 accounts
	$8.30 per account per annum (for accounts in excess of 130,000 accounts)	$8.30 per account per annum (for accounts in excess of 130,000 accounts)
Networked Accounts	$6.00 per account per annum for NSCC Level III accounts	$6.00 per account per annum for NSCC Level III accounts
	$8.00 per account per annum for Trust Networked accounts	$8.00 per account per annum for Trust Networked accounts
Closed Accounts	$0.50 per account per annum	$0.50 per account per annum
Compliance Fee	4.25% of per account fees	4.25% of per account fees

Oversight & Service	Money Market Funds		0
	All assets	0.25 bps
Other Funds
	0 - $15,000,000,000	4.50 bps
	$15,000,000,001 - $30,000,000,000	4.25 bps
	$30,000,000,001 - $50,000,000,000	4.00 bps
	Over $50,000,000,000	3.75 bps

Complex-wide Minimum

The BNYM Portion of the Total Fee is subject to an annual minimum fee, calculated on the overall sub-transfer agency services provided complex-wide, of $2,000,000 after giving effect to the BNYM service credit discussed below.

Credits to Certain Fees:

Provided that total sub-transfer agency fees payable to BNYM equal or exceed $2.935 million per year, the BNYM Portion of the Total Fee will be subject to an annual service credit of $935,000 (applied monthly).

Any Fund with net assets in excess of $10 billion will receive an offsetting credit to its Oversight & Service fee, such that the portion of its net assets in excess of $10 billion will only be assessed an Oversight & Service fee of 3.25 bps. The Oversight & Service fee for the portion of such a Fund’s net assets up to and inclusive of the first $10 billion will remain consistent with the fee schedule above.

Account Charges:

Account Charges will be allocated on the basis of the number of accounts.

Base Fees:

Base Fees will be allocated according to average net assets.

Out-of-Pocket Expenses:

Out-of-pocket expenses include, but are not limited to: expenses invoiced by broker-dealers and financial institutions for shareholder servicing, confirmation production, postage, forms, telephone, microfilm, microfiche, stationary and supplies, and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

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